EXHIBIT 8.1

List of Significant Subsidiaries and Consolidated Affiliated Entities

-Opera Limited

-Kunhoo Software LLC

-Kunhoo Software Limited

-Kunhoo Software S.a.r.l.

-Kunhoo Software AS

-TenSpot Pesa Limited

-Opesa South Africa (Pty) Ltd.

-O-Play Kenya Limited

-Phoneserve Technologies Co. Ltd.

-O-Play Digital Services Ltd.

-O-Play Zambia Limited

-Opera Software AS

-Opera Software Holdings LLC

-Opera Software Americas LLC

-Opera Software Ireland Ltd.

-Hern Labs AB

-Opera Software International AS

-Opera Software India Pvt. Ltd.

-Opera Software Poland Sp.z.o.o.

-Opera Software Tech. (Beijing) Co. Ltd.

-Opera Software Netherlands B.V.

-PT Inpesa Digital Teknologi

Cayman Islands

Cayman Islands

Hong Kong

Luxembourg

Norway

Hong Kong

South Africa

Kenya

Kenya

Nigeria

Zambia

Norway

United States

United States

Ireland

Sweden

Norway

India

Poland

PRC

Netherlands

Indonesia